Exhibit 99.1

Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately

For further information contact: Paul N. Farquhar

NEW GEN4 AC PRODUCTS HELP TECH/OPS SEVCON REPORT IMPROVED FIRST QUARTER PROFITS

Southborough, Mass. January 26, 2010..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported net income of $159,000, or $.05 per share, for the first quarter ended January 2, 2010, compared with a net loss of $.04 per share last year. Improved sales of new Gen4 AC vehicle control products combined with the results of effective cost and cash management enabled the Company to record its first quarterly profit since the beginning of the severe economic decline in its world-wide markets that began in the fall of 2008.

First quarter fiscal 2010 compared to first quarter fiscal 2009

•
Sales of $6.36 million were $466,000 lower than in the first quarter last year. Foreign currency fluctuations increased reported sales in the first fiscal quarter by $269,000; this was mainly due to a weaker US Dollar compared to both the British Pound and the Euro in the prior year period. Excluding the impact of foreign currency, shipment volumes were $735,000 lower than last year, caused by the continued lower demand in the Company’s traditional markets but partially offset by sales of the Company’s new Gen4 AC product to new applications.

•
Operating income of $161,000 was $88,000 higher than the $73,000 reported for the first quarter last year. The increase in operating income was due to a combination of improved margins and lower operating expenses that more than offset lower levels of shipments.

•	Foreign currency fluctuations increased pretax income by $61,000 in the quarter, compared to a charge of $289,000 in the same period last year.

•	The Company recorded a net profit for the first fiscal quarter of $159,000 compared to a net loss of $141,000 in the first quarter of last year.

•	Net income per share for the quarter was $0.05 compared to a net loss per share of $0.04 last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicles’ power source. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other electrically powered vehicles.

First Quarter fiscal 2010 Financial Highlights (unaudited)

(in thousands except per share data)

	Three months ended
	January 2	December 27
	2010	2008

Net sales	$6,361	$6,827

Operating Income	161	73

Income / (loss) before income taxes	246	(218)

Net Income / (loss)	$159	$(141)

Basic Income / (loss) per share	$.05	$(.04)

Diluted Income / (loss) per share	$.05	$(.04)

Cash dividend per share	$-	$-

Average shares outstanding	3,254	3,226

Summarized Balance Sheet Data

	(in thousands of dollars)
	January 2, 2010 (unaudited)	September 30, 2009 (derived from audited statements)

Cash and cash equivalents	$884	$632
Receivables	4,832	3,383
Inventories	4,625	4,723
Prepaid expenses and other current assets	1,066	1,398
Total current assets	11,407	10,136
Long-term assets	6,671	6,674
Total assets	$18,078	$16,810

Current liabilities	$4,255	$3,341
Liability for pension benefits	7,356	7,166
Other long-term liabilities	48	48
Stockholders’ equity	$6,419	$6,255
Total liabilities and stockholders’ equity	$18,078	$16,810